Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Strong Third Quarter Results

Highlights

●Third quarter U.S. GAAP earnings per diluted share of 72 cents vs. 27 cents in 2019
●Third quarter comparable earnings per diluted share of 89 cents vs. 70 cents in 2019
●Global beverage can volumes up 9% in the quarter
●Aerospace contracted backlog of $2.4 billion; won-not-booked backlog of $4.9 billion
●Announced new, multi-line Pittston, Pennsylvania, and Frutal, Brazil, beverage can manufacturing facilities
●Ball aluminum cup manufacturing plant production begins in fourth quarter
●Strong balance sheet, liquidity and cash from operations enables additional multi-year growth capital investments
●Positioned to grow diluted earnings per share and return value to shareholders in 2020 and beyond

WESTMINSTER, Colo., Nov. 5, 2020 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, third quarter 2020 net earnings attributable to the corporation of $241 million (including net after-tax charges of $56 million, or 17 cents per diluted share for business consolidation and other non-comparable items), or 72 cents per diluted share, on sales of $3.1 billion, compared to $92 million net earnings attributable to the corporation, or 27 cents per diluted share (including net after-tax charges of $145 million, or 43 cents per diluted share for business consolidation and other non-comparable items), on sales of $3.0 billion in 2019. Results for the first nine months of 2020 were net earnings attributable to the corporation of $358 million, or $1.08 per diluted share, on sales of $8.7 billion, compared to $406 million net earnings attributable to the corporation, or $1.19 per diluted share on sales of $8.8 billion for the first nine months of 2019.

Ball’s third quarter and year-to-date 2020 comparable earnings per diluted share were 89 cents and $2.15, respectively, versus third quarter and year-to-date 2019 comparable earnings per diluted share of 70 cents and $1.82, respectively.

Third quarter and year-to-date results reflect the 2019 sale of the company’s Argentine steel aerosol business and Chinese beverage can assets, and new segment reporting for the company’s beverage packaging, EMEA business and other non-reportable results. References to volume data represent units shipped, and year-over-year global beverage volumes referenced exclude the impact of the 2019 sale of the Chinese beverage can assets. Details of comparable segment earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“Our team continues to operate safely while responding to significant growth across our businesses. Capital investments are being executed to support sustained growth for our global aluminum packaging portfolio and aerospace technologies. Our company is well-positioned in the current environment, and our focus remains on our employees’ safety and our customers’ success, as well as the efficient and effective startup of our various capital projects in order to deliver significant value to our shareholders,” said John A. Hayes, chairman, president and chief executive officer.

“During the quarter, our company posted 27 percent comparable earnings per diluted share growth on 9 percent global beverage volume growth and 14 percent aerospace contracted backlog growth. In addition, we recently completed our aluminum aerosol acquisition in Brazil, announced new beverage can manufacturing plants in Pittston, Pennsylvania, as well as Frutal, Brazil, and commenced production at our new aluminum cup manufacturing facility in Rome, Georgia. With demand continuing to increase for our sustainable aluminum packaging solutions and critical aerospace technologies, Ball remains well positioned to invest in EVA-enhancing capital projects, grow diluted earnings per share, increase cash from operations, and deliver shareholder returns now and into the future,” Hayes said.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for third quarter 2020 were $209 million on sales of $1.3 billion compared to $157 million on sales of $1.2 billion during the same period in 2019. For the first nine months, comparable segment operating earnings were $544 million on sales of $3.8 billion compared to $416 million on sales of $3.6 billion during the same period in 2019.

Quarterly segment earnings increased supported by mid-single-digit volume growth, benefits from new contractual terms and improved operational performance. Higher at-home consumption and tight supply/demand conditions are expected to outpace domestically produced volume through 2021. In advance of the start-up of multi-line can manufacturing facilities in Glendale, Arizona, and Pittston, Pennsylvania in mid-2021, SKU rationalization with certain customers, production from recently commissioned can manufacturing lines in Rome, Georgia, and Fort Worth, Texas, and the short-term benefit of imported cans from our global network will continue to address consumers’ significant demand for soft drinks, sparkling water, spiked seltzers and beer throughout the remainder of 2020 and into 2021.

To further support our customers’ can-filling investments, additional can manufacturing investments in excess of the previously announced 6 billion units of capacity are anticipated to deliver contracted volumes beyond 2021.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for the third quarter 2020 were $117 million on sales of $809 million compared to $105 million on sales of $763 million during the same period in 2019. For the first nine months, comparable segment operating earnings were $248 million on sales of $2.2 billion compared to $277 million on sales of $2.2 billion during the same period in 2019. Beginning in 2020, current and historical quarterly results for the company’s existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the segment.

Strong at-home consumption trends in the U.K., Nordics and Russia resulted in mid-single-digit volume growth for the segment during the quarter. Early in the quarter, seasonal demand patterns improved across Southern Europe, and, exiting the quarter, strength remained in this region as well as the U.K. and Russia. Packaging mix shift to sustainable aluminum cans for traditional and non-traditional beverages continues to accelerate.

Multiple beverage can line additions in the U.K. and Eastern Europe began production mid-year and, due to the strong recovery in regional demand, the European plant network provided minimal support for increased North American beverage can demand during the quarter.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for the third quarter 2020, were $64 million on sales of $432 million compared to $60 million on sales of $392 million during the same period in 2019. For the first nine months, comparable segment operating earnings were $173 million on sales of $1.2 billion compared to $193 million on sales of $1.2 billion for the same period in 2019.

Segment volume ended the quarter up strong double digits. Throughout the seasonally slow third quarter, Brazilian demand remained strong as small grocery stores and gas stations continued to emphasize recyclable aluminum beverage packaging over returnable glass and customers prepared for the busy summer season.

As we look forward, with customer packaging mix continuing to favor aluminum beverage packaging and supply/demand tightening dramatically, the new multi-line facility in Frutal, Brazil, will begin production in mid-2021, and additional projects in Brazil and surrounding countries are forthcoming to support contracted volume.

Aerospace

Aerospace comparable segment operating earnings for third quarter 2020 were $44 million on sales of $451 million compared to $35 million on sales of $374 million during the same period in 2019. For the first nine months, comparable segment operating earnings were $114 million on sales of $1.3 billion compared to $103 million on sales of $1.1 billion. Contracted backlog increased 14 percent to $2.4 billion and contracts already won, but not yet booked into current contracted backlog, remains strong at $4.9 billion.

Segment results were very strong in the quarter despite inefficiencies created from tighter safety protocols due to COVID-19, and the business is on track to hire 1,000 employees in 2020. The company continues to win and provide mission-critical programs and technologies to U.S. government, defense, intelligence, reconnaissance and surveillance customers. Multiple projects to expand manufacturing capacity, test capabilities engineering and support workspace remain on track.

During the quarter, Ball was chosen by NASA for three studies to explore next-generation technologies for the Landsat Program, a series of Earth-observing satellite missions jointly managed by NASA and the U.S. Geological Survey that is entering its fifth decade of existence. In addition, Ball recently shipped the OMPS instrument for integration onto NOAA’s next polar-orbiting operational weather satellite, the Joint Polar Satellite System-2 (JPSS-2). The OMPS instrument provides critical ozone measurements used by forecasters at the National Weather Service to produce ultraviolet (UV) radiation forecasts, by researchers to track the health of the ozone layer and by policy makers to help improve life on Earth. Ball has successfully built and delivered the two prior OMPS instruments currently in orbit providing critical ozone data.

Non-reportable

Third quarter results in non-reportable reflect higher year-over-year undistributed corporate expenses, the impact of the 2019 sale of the Chinese beverage can assets and Argentine steel aerosol business, lower operating results in the remaining non-reportable beverage and aluminum aerosol businesses, and start-up costs in the recently launched aluminum cup business. The current and historical results from the existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the beverage packaging, EMEA segment beginning in 2020.

The results for the company’s global aluminum aerosol business and beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s new aluminum cup business continue to be reported as non-reportable segments. During the quarter, the company’s global aluminum aerosol volumes declined low-teens with growth in India for sanitizing sprays offset by double-digit volume declines for personal care products in North America and Europe. In the third quarter, the company completed the acquisition of an aluminum aerosol manufacturing facility in Brazil and completed construction of its first dedicated aluminum cup manufacturing facility in Rome, Georgia. Multi-channel, retail shipments of aluminum cups are expected to commence in the first half of 2021.

Outlook

“Our company generates significant cash from operations, and we have the flexibility and opportunity to allocate significant capital to organic growth investments while continuing to return value to shareholders. We continue to foresee 2020 capital expenditures exceeding $900 million, and given additional EVA-enhancing opportunities supported by contracted volumes and backlog, growth investments are expected to be in excess of $1 billion in 2021 and beyond,” said Scott C. Morrison, senior vice president and chief financial officer.

“The resiliency of our team and the strength in our businesses has never been more evident. We continue to be on-track to execute multiple growth projects as efficiently and safely as possible with our employees, customers and supply chains. The momentum in our businesses is accelerating and we are well positioned to further broaden our scale to serve future growth with an even higher level of customer service. In 2020 and beyond, we look forward to continuing to grow our cash from operations and EVA dollars on an even larger capital base while returning capital to our shareholders and achieving our long-term diluted earnings per share growth goal of at least 10 to 15 percent,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,300 people worldwide and reported 2019 net sales of $11.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its third quarter 2020 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-584-0405. International callers should dial 212-231-2902. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/4od33iit

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on November 5, 2020, until 11 a.m. Mountain time on November 12, 2020. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21970523. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations, including due to virus and disease outbreaks and responses thereto; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation; power and supply chain interruptions; potential delays and tariffs related to the U.K’s departure from the EU; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials, such as those related to COVID-19 and those pursuant to Section 232 of the U.S. Trade Expansion Act of 1962 or Section 301 of Trade Act of 1974; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats and the success of information technology initiatives; litigation; strikes; disease; pandemic; labor cost changes; rates of return on assets of the Company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including policies, orders and actions related to COVID-19, the U.S. government elections, stimulus package(s), budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

# # #

Condensed Financial Statements (Third Quarter 2020)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2020	2019	2020	2019

Net sales	$3,093	$2,953	$8,679	$8,755

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,430)	(2,363)	(6,875)	(7,044)
Depreciation and amortization	(160)	(169)	(499)	(510)
Selling, general and administrative	(121)	(90)	(363)	(328)
Business consolidation and other activities	(8)	(133)	(235)	(147)
	(2,719)	(2,755)	(7,972)	(8,029)

Earnings before interest and taxes	374	198	707	726

Interest expense	(68)	(79)	(206)	(237)
Debt refinancing and other costs	(1)	-	(41)	(4)
Total interest expense	(69)	(79)	(247)	(241)
Earnings before taxes	305	119	460	485
Tax (provision) benefit	(73)	(32)	(92)	(73)
Equity in results of affiliates, net of tax	8	5	(13)	(6)

Net earnings	240	92	355	406

Net loss attributable to noncontrolling interests, net of tax	1	-	3	-

Net earnings attributable to Ball Corporation	$241	$92	$358	$406

Earnings per share:
Basic	$0.74	$0.28	$1.10	$1.22
Diluted	$0.72	$0.27	$1.08	$1.19

Weighted average shares outstanding (000s):
Basic	326,549	331,148	325,965	332,726
Diluted	332,654	340,632	332,152	341,702

Condensed Financial Statements (Third Quarter 2020)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2020	2019

Cash Flows from Operating Activities:
Net earnings	$355	$406
Depreciation and amortization	499	510
Business consolidation and other activities	235	147
Deferred tax provision (benefit)	(23)	(16)
Other, net	7	32
Changes in working capital	(728)	(423)
Cash provided by (used in) operating activities	345	656
Cash Flows from Investing Activities:
Capital expenditures	(683)	(425)
Business acquisitions	(69)	-
Business dispositions	(17)	(50)
Other, net	18	26
Cash provided by (used in) investing activities	(751)	(449)
Cash Flows from Financing Activities:
Changes in borrowings, net	(243)	323
Net issuances (purchases) of common stock	(69)	(598)
Dividends	(149)	(133)
Other, net	(60)	(10)
Cash provided by (used in) financing activities	(521)	(418)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(96)	(20)
Change in cash, cash equivalents and restricted cash	(1,023)	(231)
Cash, cash equivalents and restricted cash - beginning of period	1,806	728
Cash, cash equivalents and restricted cash - end of period	$783	$497

Condensed Financial Statements (Third Quarter 2020)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2020	2019

Assets
Current assets
Cash and cash equivalents	$771	$483
Receivables, net	1,772	1,957
Inventories, net	1,309	1,180
Other current assets	173	209
Total current assets	4,025	3,829
Property, plant and equipment, net	4,895	4,320
Goodwill	4,401	4,371
Intangible assets, net	1,897	2,027
Other assets	1,754	1,690

Total assets	$16,972	$16,237

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$31	$361
Payables and other accrued liabilities	3,733	3,412
Total current liabilities	3,764	3,773
Long-term debt	7,679	6,623
Other long-term liabilities	2,576	2,376
Equity	2,953	3,465

Total liabilities and equity	$16,972	$16,237

Notes to the Condensed Financial Statements (Third Quarter 2020)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below. Effective January 1, 2020, the company implemented changes to its management and internal reporting structure for cost reduction and operational efficiency purposes. As a result of these changes, the company’s plants in Cairo, Egypt, and Manisa, Turkey, are now included in the beverage packaging, Europe, Middle East and Africa (beverage packaging, EMEA), segment. The company’s operations in India and Saudi Arabia are now combined with the former non-reportable beverage packaging, Asia Pacific, operating segment as a new non-reportable beverage packaging, other, operating segment. The company’s segment results and disclosures for the three and nine months ended September 30, 2019, have been retrospectively adjusted to conform to the current year presentation.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey that manufacture and sell metal beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell metal beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other), discussed above, that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Third Quarter 2020)

1. Business Segment Information (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2020	2019	2020	2019

Net sales
Beverage packaging, North and Central America	$1,327	$1,230	$3,775	$3,647
Beverage packaging, EMEA	809	763	2,177	2,215
Beverage packaging, South America	432	392	1,166	1,210
Aerospace	451	374	1,321	1,081
Reportable segment sales	3,019	2,759	8,439	8,153
Other	74	194	240	602
Net sales	$3,093	$2,953	$8,679	$8,755

Comparable operating earnings
Beverage packaging, North and Central America	$209	$157	$544	$416
Beverage packaging, EMEA	117	105	248	277
Beverage packaging, South America	64	60	173	193
Aerospace	44	35	114	103
Reportable segment comparable operating earnings	434	357	1,079	989

Other (a)	(15)	12	(26)	2
Comparable operating earnings	419	369	1,053	991
Reconciling items
Business consolidation and other activities	(8)	(133)	(235)	(147)
Amortization of acquired Rexam intangibles	(37)	(38)	(111)	(118)
Earnings before interest and taxes	$374	$198	$707	$726

(a)	Includes undistributed corporate expenses, net, of $13 million and $4 million for the three months ended September 30, 2020 and 2019, respectively, and $33 million and $42 million for the nine months ended September 30, 2020 and 2019, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (Third Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2020	2019	2020	2019

Net earnings attributable to Ball Corporation	$241	$92	$358	$406
Add: Business consolidation and other activities	8	133	235	147
Add: Amortization of acquired Rexam intangibles	37	38	111	118
Add: Share of equity method affiliate non-comparable costs	1	-	31	16
Add: Debt refinancing and other costs	1	-	41	4
Less: Noncontrolling interest share of non-comparable costs	-	-	1	-
Less: Non-comparable tax items	9	(26)	(62)	(68)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$297	$237	$715	$623
Comparable diluted earnings per share	$0.89	$0.70	$2.15	$1.82

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2020	2019	2020	2019

Net earnings attributable to Ball Corporation	$241	$92	$358	$406
Add: Net loss attributable to noncontrolling interests	(1)	-	(3)	-
Net earnings	240	92	355	406
Less: Equity in results of affiliates, net of tax	(8)	(5)	13	6
Add: Tax provision (benefit)	73	32	92	73
Earnings before taxes	305	119	460	485
Add: Total interest expense	69	79	247	241
Earnings before interest and taxes	374	198	707	726
Add: Business consolidation and other activities	8	133	235	147
Add: Amortization of acquired Rexam intangibles	37	38	111	118
Comparable Operating Earnings	$419	$369	$1,053	$991

Notes to the Condensed Financial Statements (Third Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Nine	Add: Nine	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2019	2019	2020	2020

Net earnings attributable to Ball Corporation	$566	$406	$358	$518
Add: Net loss attributable to noncontrolling interests	(30)	-	(3)	(33)
Net earnings	536	406	355	485
Less: Equity in results of affiliates, net of tax	1	6	13	8
Add: Tax provision (benefit)	71	73	92	90
Earnings before taxes	608	485	460	583
Add: Total interest expense	324	241	247	330
Earnings before interest and taxes (EBIT)	932	726	707	913
Add: Business consolidation and other activities (a)	244	147	235	332
Add: Amortization of acquired Rexam intangibles (a)	155	118	111	148
Comparable Operating Earnings	1,331	991	1,053	1,393
Add: Depreciation and amortization	678	510	499	667
Less: Amortization of acquired Rexam intangibles (a)	(155)	(118)	(111)	(148)
Comparable EBITDA	$1,854	$1,383	$1,441	$1,912

Total interest expense	$(324)	$(241)	$(247)	$(330)
Less: Debt refinancing and other costs	7	4	41	44
Interest expense	$(317)	$(237)	$(206)	$(286)

Total debt at period end				$7,710
Less: Cash and cash equivalents				(771)
Net Debt				$6,939

Comparable EBITDA/Interest Expense (Interest Coverage)				6.7	x
Net Debt/Comparable EBITDA				3.6	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Third Quarter 2020)

3. Non-Comparable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2020	2019	2020	2019

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$-	$(1)	$(2)	$(7)
Individually insignificant items	-	(1)	(2)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(20)	(22)
Total beverage packaging, North and Central America	(7)	(9)	(24)	(30)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure and restructuring costs (2)	(2)	(6)	(7)	(17)
Individually insignificant items	-	(3)	(1)	(7)
Other non-comparable items
Amortization of acquired Rexam intangibles	(16)	(16)	(47)	(51)
Total beverage packaging, EMEA	(18)	(25)	(55)	(75)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes (3)	4	-	4	56
Facility closure costs	-	(13)	-	(29)
Individually insignificant items	(1)	(1)	(5)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(42)	(42)
Total beverage packaging, South America	(11)	(28)	(43)	(20)

Other
Business consolidation and other activities
Pension settlements (4)	(5)	(8)	(102)	(8)
Rexam acquisition related compensation arrangements	-	2	(6)	(5)
Goodwill impairment charges in beverage packaging, other segment (5)	-	-	(62)	-
Reversal of certain provisions in beverage packaging, other segment (6)	-	-	11	-
Loss from sale of and subsequent adjustment to selling price of steel food and steel aerosol business (7)	-	(52)	(15)	(52)
Loss on sale of China business and related costs (8)	-	(45)	(23)	(61)
Individually insignificant items	(4)	(5)	(25)	(11)
Other non-comparable items
Share of equity method affiliate non-comparable costs (9)	(1)	-	(31)	(16)
Noncontrolling interest's share of non-comparable costs, net of tax	-	-	(1)	-
Amortization of acquired Rexam intangibles	-	(1)	(2)	(3)
Debt extinguishment and refinance costs (10)	(1)	-	(41)	(4)
Total other	(11)	(109)	(297)	(160)

Notes to the Condensed Financial Statements (Third Quarter 2020)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Total business consolidation and other activities	(8)	(133)	(235)	(147)
Total other non-comparable items	(39)	(38)	(184)	(138)
Total non-comparable items	(47)	(171)	(419)	(285)

Discrete non-comparable tax items (11)	(21)	2	(30)	12
Tax effect on business consolidation and other activities	1	14	45	19
Tax effect on other non-comparable items	11	10	47	37
Total non-comparable tax items	(9)	26	62	68
Total non-comparable items, net of tax	$(56)	$(145)	$(357)	$(217)

(1)	In 2018, the company closed its beverage packaging facilities in Chatsworth, California, Longview, Texas, and Birmingham, Alabama. Charges were the result of updated estimates for the costs of employee severance and benefits and facility shutdown costs.

(2)	The company recorded charges for asset impairments, accelerated depreciation and inventory impairments related to plant closures and restructuring activities.
(3)	The company recorded gains related to indirect tax contingencies in Brazil. Our Brazilian subsidiaries filed lawsuits to challenge the Brazilian tax authorities regarding the computation of certain indirect taxes, claiming amounts were overpaid to the tax authorities. The amounts recorded in business consolidation and other activities related to prior periods.
(4)	The company completed the purchase of non-participating group annuity contracts for benefit obligations related to certain of the company’s pension plans. These purchases of annuity contracts triggered settlement accounting in both years. Charges in the third quarter of 2020 relate to regular lump sums paid subsequent to the triggering of settlement accounting.
(5)	In the first quarter of 2020, the company recorded a non-cash impairment charge for the goodwill of the new beverage packaging, other, reporting unit as the carrying amount of the reporting unit exceeded its fair value.
(6)	In the first quarter of 2020, the company reversed provisions recorded in the fourth quarter of 2019 against working capital in the new beverage packaging, other, segment as balances due have been collected.
(7)	In the first quarter of 2020, the company recorded charges related to the sale of its U.S. steel food and aerosol business resulting from the adjustment to the selling price.
(8)	The company, noting a deterioration in the real estate market in China, reduced the expected value of the contingent consideration due as part of the sale in 2019 of the company’s China beverage packaging business.
(9)	In 2020, the company recorded its share of equity method non-comparable costs, principally related to the provision of additional equity contributions and loans to Ball Metalpack by its shareholders. Ball's share was $30 million, resulting in the recognition of previously unrecorded equity method losses associated with prior periods.
(10)	The company recorded debt extinguishment costs, principally related to the redemption of outstanding euro-denominated 3.50% senior notes due in 2020 in the amount of €400 million and the outstanding 4.375% senior notes due in 2020 in the amount of $1 billion.
(11)	In the third quarter of 2020, the company revalued its U.K. deferred tax balances as a result of an increase in the U.K. tax rate. In the first nine months of 2020, the company also incurred foreign exchange losses on its deferred tax balances in Brazil following depreciation of the Brazilian real against the U.S. dollar and recorded excess tax benefits from the vesting of Rexam acquisition related compensation arrangements.